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                                    FORM 15

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 0-14087

                           First Coastal Corporation
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             (Exact name of registrant as specified in its charter)

               1200 Congress Street, Portland, Maine 04102-2129
                                (207) 774-5000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $1.00 per share
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           (Title of each class of securities covered by this Form)

                                      n/a
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      Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [ x ]                Rule 12h-3(b)(1)(ii)   [   ]
Rule 12g-4(a)(1)(ii) [   ]                Rule 12h-3(b)(2)(i)    [   ]
Rule 12g-4(a)(2)(i)  [   ]                Rule 12h-3(b)(2)(ii)   [   ]
Rule 12g-4(a)(2)(ii) [   ]                Rule 15d-6             [   ]
Rule 12h-3(b)(1)(i)  [   ]

      Approximate number of holders of record as of the certification or
      notice date:   0
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     Pursuant to the requirements of the Securities Exchange Act of 1934, First
Coastal Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   August 31, 2001          By:    /s/  Robert A. Harmon
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                                 Name:  Robert A. Harmon
                                 Title: President and Chief Executive Officer of
                                        Norway Bancorp, Inc. (successor by
                                        merger to First Coastal Corporation)